Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated December 14, 2021 relating to the balance sheet of Abundant Robots, Inc. as of September 15, 2021 (inception) and the related notes to the financial statement.

/s/ Artesian CPA, LLC

Denver, CO

January 5, 2022

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com